Exhibit 99.2

FOR IMMEDIATE RELEASE

First Marblehead Announces Closing of GS Capital Partners Investment and
Appointment of Daniel Meyers, Co-Founder and Former CEO, as the New Chief Executive Officer

Boston, MA  August 18, 2008 – The First Marblehead Corporation (NYSE: FMD) today announced that Daniel Meyers will return to the Company effective immediately, and beginning September 1, 2008, will serve as President and Chief Executive Officer of the company he co-founded in 1991.  Mr. Meyers has also been elected to the Company’s  Board of Directors, effective September 1, 2008.  In addition, First Marblehead announced that affiliates of GS Capital Partners (“GSCP”) completed a $132.7 million cash equity investment in the Company, pursuant to the Company’s investment  agreement with GSCP, dated December 21, 2007.

First Marblehead also announced that its Board of Directors has accepted the resignation of Jack L. Kopnisky, as Chief Executive Officer and as a member of the Board of Directors, effective August 31, 2008.

Lead Director William R. Berkley, speaking on behalf of the Board and the Company, said, “We believe there is no better person to now lead First Marblehead than our co-founder Dan Meyers. Dan provides extraordinary strategic, market and product leadership and is uniquely qualified to guide First Marblehead through this challenging operating environment.”

Berkley continued, “We would also like to thank Jack for his services and contribution to the Company. Jack led First Marblehead in fiscal years 2006 and 2007 through a period of strong revenue and earnings growth and through a most challenging fiscal year 2008 as the Company had to adjust its business model due to capital market disruption.”

Dan Meyers said, “I am determined to build on the strengths of First Marblehead and take the steps necessary to best enable the company to enhance shareholder value.  First Marblehead is committed to working with clients and helping students finance college education.”

Meyers added, “GSCP’s total investment of $192.5 million provides First Marblehead with liquidity and financial flexibility in an environment where other institutions are stepping away from their willingness to help students achieve their aspirations.”  Mr. Meyers co-founded First Marblehead in 1991 and served as CEO until 2005.  From the Company’s IPO in 2003 to Mr. Meyers’ departure in 2005, earnings increased at an annual rate of approximately 125%.

The Company expects to release its financial results for the fiscal quarter and year ended June 30, 2008 on or about Thursday, August 21, 2008.  The Company recorded a net loss of approximately $57 million, or approximately $0.57 per diluted share, for the fiscal quarter ended June 30, 2008, and a net loss of approximately $235 million, or approximately $2.46 per diluted share, for the 2008 fiscal year.  The quarterly loss included a pre-tax non-cash charge of approximately $60 million resulting from an increase in the discount rates used in determining the fair value of the Company’s  service receivables.  The change in the discount rates reflects the continued dislocation in the capital markets environment, generally, and in the private student loan asset-backed securities sector,  specifically.  In addition to the $132.7 million investment by GSCP on August 18, 2008, the Company had cash,  cash equivalents and investments, as of June 30, 2008, of approximately $221 million.

Under the terms of his Employment Agreement, Mr. Meyers will receive an annual base salary of $1.00, provided that the Company will accrue an amount equal to $1,000,000 per fiscal year, without interest (the “Accrued Compensation”).  The Accrued Compensation will be paid to Mr. Meyers at such time that the Company first generates for a fiscal year (after taking into account accrual and payment of the Accrued Compensation) (i) positive cash flow from operations, and (ii) profit from operations.  Following the fiscal year in which Mr. Meyers achieves such financial results, he will receive a base salary of $1,000,000 per fiscal year.  Mr. Meyers also received stock options to purchase (a) 2,000,000 shares of the Company’s common stock, at an exercise price of $6.00 per share, that will vest and become exercisable as to 25% of the shares underlying the Stock Option on each of the first, second, third and fourth anniversaries of the grant date; (b) 2,000,000 shares of common stock, at an exercise price of $12.00 per share, that will vest and become exercisable in full 90 days after the grant date; and (c) 2,000,000 shares of common stock, at an exercise price of $16.00 per share, that will vest and become exercisable in full 90 days after the grant date.  Under certain other circumstances, the stock options will vest and become exercisable before the time periods set forth above.  The stock options were granted as an inducement award under Section 303A.08 New York Stock Exchange Listed Company Manual.    Mr. Meyers’ appointment as President and Chief Executive Officer and as a member of the Board of Directors is subject to any required approvals.

About The First Marblehead Corporation

First Marblehead provides financial solutions that help students achieve their dreams. The Company helps meet the growing demand for private education loans by providing national and regional financial institutions and educational institutions, as well as education loan marketers, with an integrated suite of design, implementation and capital market services for student loan programs. First Marblehead supports responsible lending and is a strong proponent of the smart borrowing principle, which encourages students to access scholarships, grants and federally-guaranteed loans before considering private education loans. For more information, go to www.firstmarblehead.com.

About GS Capital Partners

Since 1986, Goldman Sachs has raised fourteen private equity and mezzanine investment funds aggregating $72 billion of capital and leverage commitments.  GS

Capital Partners is the private equity vehicle through which The Goldman Sachs Group, Inc. conducts its large, privately negotiated, corporate equity investment activities. GS Capital Partners is currently investing its GS Capital Partners VI fund. GS Capital Partners is a global private equity group with a focus on large, sophisticated business opportunities in which value can be created through leveraging the resources of Goldman Sachs.  For more information, please visit www.gs.com/pia.

Statements in this press release that are not purely historical in nature constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our leadership and goals for enhancing shareholder value. These forward-looking statements are based upon our historical performance and on our plans, estimates and expectations as of August 18, 2008. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future results, plans, estimates or expectations contemplated by us will be achieved. You are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause our actual financial or operational results or the timing of events, to be materially different than those expressed or implied by forward-looking statements. We disclaim any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Media Contacts:
First Marblehead	Janice Walker	617-638-2047
GS Capital Partners	Andrea Raphael	212-357-0025